Exhibit 2


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 OFFICEMAX,INC.

          Michael Feuer, Chairman of the Board of Directors, and Ross H. Pollock, Secretary, of OfficeMax, Inc., an Ohio corporation (the "Corporation"), do hereby certify that at a meeting of the Board of Directors of the Corporation held on March 17, 2000, the following resolutions to amend the Second Amended and Restated Articles of Incorporation, as amended, of the Corporation were adopted pursuant to the authority granted by Section 1701.70(B)(1) of the Ohio Revised Code:

          RESOLVED, that the Second Amended and Restated Articles of Incorporation, as amended, of the Corporation be, and they hereby are, amended by adding at the end of Division A of Article Fourth a new Section 7 that reads as follows:

          Section 7. Series A Participating Cumulative Serial Preferred Shares.

          (a) Designation and Amount. Of the 100,000,000 authorized Serial Preferred Shares, 1,500,000 are designated as a series designated as "Series A Participating Cumulative Serial Preferred Shares" (the "Series A Preferred Shares"). The Series A Preferred Shares have the express terms set forth in this Division as being applicable to all Serial Preferred Shares as a class and, in addition, the following express terms applicable to all Series A Preferred Shares as a series of Serial Preferred Shares. The number of Series A Preferred Shares may be increased (subject to paragraph (i) of this Section 7) or decreased by resolution of the Board of Directors and by the filing of a certificate of amendment pursuant to the provisions of the General Corporation Law of the State of Ohio stating that such increase or reduction has been so authorized; however, no decrease shall reduce the number of Series A Preferred Shares to a number less than that of the Series A Preferred Shares then outstanding plus the number of Series A Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

          (b) Dividends or Distributions. (1) Subject to the rights of the holders of shares of any other class of capital stock of the Corporation ranking prior to the Series A Preferred Shares with respect to dividends, the holders of the


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Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (A) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preferred Share or a fraction of a Series A Preferred Share, in the amount of $0.05 per whole Series
A Preferred Share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Shares pursuant to the following clause (B) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Preferred Share or fraction of a Series A Preferred Share (the total of which shall not, in any event, be less than zero) and (B) dividends payable in cash on the payment date for each cash dividend declared on the Common Shares in an amount per whole Series A Preferred Share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each Common Share. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Shares payable in assets, securities or other forms of noncash consideration (other than dividends or distributions payable solely in Common Shares), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole Series A Preferred Share a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each Common Share. As used herein, the "Formula Number" shall be 1,000; provided, however, that, if at any time after March 17, 2000, the Corporation shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or make any distribution on the Common Shares in Common Shares, (ii) subdivide (by a stock split or otherwise) the outstanding Common Shares into a larger number of Common Shares or (iii) combine (by a reverse stock split or otherwise) the outstanding Common Shares into a smaller number of Common Shares, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of Common Shares that are outstanding immediately after such event and the denominator of which is the number of Common Shares that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after March 17, 2000, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding Common Shares,


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                                                                               3

then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each Series A Preferred Share continues to be the economic equivalent of a Formula Number of Common Shares prior to such merger, reclassification or change.

          (2) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in subparagraph (b)(1) immediately prior to or at the same time it declares a dividend or distribution on the Common Shares (other than a dividend or distribution payable solely in Common Shares); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution payable solely in Common Shares) shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.05 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Shares.

          (3) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such Series A Preferred Shares; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on Series A Preferred Shares which are originally issued prior to the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.


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                                                                               4

          (4) So long as any Series A Preferred Shares are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Shares unless, in each case, the dividend required by this paragraph (b) of this Section 7 to be declared on the Series A Preferred Shares shall have been declared.

          (5) The holders of the Series A Preferred Shares shall not be entitled to receive any dividends or other distributions except as provided herein.

          (c) Voting Rights. (1) The holders of Series A Preferred Shares shall have the voting rights set forth in Article Fourth, Division A, Section 5 of these Articles.

          (2) Except as provided in Article Fourth, Division A, Section 5 of these Articles, in paragraph (i) of this Section 7 or by applicable law, holders of Series A Preferred Shares shall have no voting rights and their consent shall not be required for authorizing or taking any corporate action.

          (d) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $1,000 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Shares or (2) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all other such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

          (e) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which Common Shares are exchanged for or changed into other shares or securities, cash or any other property, then in any such case the then outstanding Series A Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share


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                                                                               5


equal to the Formula Number then in effect times the aggregate amount of shares, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Common Share is exchanged or changed. In the event both this paragraph (e) of this Section 7 and paragraph (b) of this Section 7 appear to apply to a transaction, this paragraph (e) of this Section 7 will control.

          (f) No Redemption; No Sinking Fund. (1) The Series A Preferred Shares shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Shares; provided, however, that, subject to Article Fourth, Division A the Corporation may purchase or otherwise acquire outstanding Series A Preferred Shares in the open market or by offer to any holder or holders of Series A Preferred Shares.

          (2) The Series A Preferred Shares shall not be subject to or entitled to the operation of a retirement or sinking fund.

          (g) Fractional Shares. The Series A Preferred Shares shall be issuable in whole shares or in any fraction of a share that is one one-thousandth of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares. In lieu of fractional shares, the Corporation, prior to the first issuance of a Series A Preferred Share or a fraction of a Series A Preferred Share, may elect (1) to make a cash payment for fractions of a share other than one one-thousandths of a share or any integral multiple thereof or (2) to issue depository receipts evidencing such authorized fraction of a Series A Preferred Share pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Shares.

          (h) Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancelation become authorized but unissued Serial Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of these Articles.


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          (i) Additional Serial Preferred Shares. If any Series A Preferred
Shares are outstanding, the Corporation shall not, with the purpose or effect of diluting the voting power of the outstanding Series A Preferred Shares, increase the number of authorized Series A Preferred Shares (except as may be required by the Rights Agreement dated as of March 17, 2000 between the Corporation and First Chicago Trust Company of New York, as Rights Agent) or issue shares of any other series of the Serial Preferred Shares without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares.

          (j) Severability. If any term or other provision of this Section 7 is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Section 7 shall nevertheless remain in full force and effect.

          RESOLVED FURTHER, that, any officer of the Corporation is hereby authorized to sign and file with the Secretary of State of the State of Ohio one or more certificates in the form required by Section 1701.73(A) of the General Corporation Law of the State of Ohio setting forth a copy of these resolutions.


          IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Amendment on this 17th day of March, 2000.


                                            MICHAEL FEUER,


                                            -------------------------------
                                            Title: Chairman of the Board of
                                                Directors


                                            ROSS H. POLLOCK,


                                            -------------------------------
                                            Title: Secretary


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